Exhibit 10.49
PRIDE INTERNATIONAL, INC.
AMENDED AND RESTATED SEPARATION/
NON-COMPETITION/CONFIDENTIALITY AGREEMENT
BRADY K. LONG

AMENDED AND RESTATED SEPARATION/
NON-COMPETITION/CONFIDENTIALITY AGREEMENT

DATE:	The date of execution set forth below.

COMPANY/EMPLOYER:	Pride International, Inc., a Delaware corporation 5847 San Felipe, Suite 3300 Houston, Texas 77057

EMPLOYEE:	Brady K. Long
This Amended and Restated Separation/Non-Competition/Confidentiality Agreement by and between Pride International, Inc. (the “Company” and as further defined below) and Brady K. Long (“Employee”) (together the “Parties”), effective as of the date set forth in Section 2.08 below (the “Agreement”), is made on the terms as herein provided.
PREAMBLE
WHEREAS, the Parties have entered into a Change In Control Agreement effective as of March 16, 2007 (the “Prior Agreement”) and wish to hereby supersede the Prior Agreement and amend and restate the rights and obligations of the Parties with regard to Employee’s separation with the Company in this Agreement; and
WHEREAS, Employee is willing to enter into this Agreement upon the terms and conditions and for the consideration set forth herein.
NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, the Parties agree as follows:
AGREEMENT
I.	PRIOR AGREEMENTS/CONTRACTS
As of the Effective Date, the Prior Agreement is hereby amended, modified and superseded by this Agreement insofar as future separation benefits, non-competition and confidentiality are concerned. This Agreement does not relieve Employee of any prior non-competition or confidentiality obligations and agreements and the same are hereby modified and amended as to future matters and future confidentiality even as to matters accruing prior to the Effective Date hereof.

II.	DEFINITION OF TERMS
Words used in the Agreement in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.
2.01
BASE SALARY. The term “Base Salary” shall mean, on the date of determination, twelve (12) times the then current monthly salary in effect for Employee (but not less than the highest annual base salary paid to Employee during any of the three (3) years immediately preceding the date of his termination from employment with the Company).

2.02
CAUSE. The term “Cause” shall mean (i) Employee’s failure to perform his duties and responsibilities with the Company (other than any failure due to physical or mental incapacity) after a written demand for performance is delivered to him by the Company which specifically identifies the manner in which the Company believes he has not performed his duties, (ii) misconduct which causes material injury, monetary or otherwise, to the Company or its affiliates, (iii) intentional action, materially and demonstrably injurious to the Company, which Employee knows would not comply with the laws of the United States or any other jurisdiction applicable to Employee’s actions on behalf of the Company, and/or any of its subsidiaries or affiliates, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (the “FCPA”), as the FCPA may hereafter be amended, and/or its successor statutes, or (iv) violation of one or more of the covenants in Article V (except violation of the covenant not to compete after termination after Change in Control as discussed herein).

2.03	CHANGE IN CONTROL. The term “Change in Control” of the Company shall mean, and shall be deemed to have occurred on the date of the first to occur of any of the following:
a.
there occurs a change in control of the Company of the nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A or Item 5.01 of Form 8-K promulgated under the Securities Exchange Act of 1934 as in effect on the date of the Agreement, or if neither item remains in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which serve similar purposes;

b.
any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power of the Company’s then outstanding securities;

c.
individuals who, as of the date hereof, constitute the members of the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Board of Directors of the Company (the “Board”), provided that any director who was nominated for election or was elected with the approval of at least a majority of the members of the Board who are at the time Incumbent Directors shall be considered an Incumbent Director unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

d.
the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former stockholders of the Company prior to such merger or consolidation;

e.	the Company shall have sold, transferred or exchanged all, or substantially all, of its assets to another corporation or other entity or person; or
f.	a Merger Protection Change in Control (as hereinafter defined) shall have occurred.
2.04
CHANGE IN CONTROL TERMINATION. The term “Change in Control Termination” shall mean a Termination (i) within two (2) years following the date of a Change in Control which occurs for any reason other than a Merger Protection Change in Control or (ii) within one (1) year following the date of a Merger Protection Change in Control.

2.05
COMPANY. The term “Company” means Pride International, Inc., a Delaware corporation, as the same presently exists, as well as any and all successors and assigns, regardless of the nature of the entity or the state or nation of organization, whether by reorganization, merger, consolidation, absorption or dissolution. For the purpose of the Agreement, Company includes all subsidiaries and affiliates of the Company to the extent such subsidiary and/or affiliate is carrying on any portion of the business of the Company or a business similar to that being conducted by the Company.

2.06	CONSTRUCTIVE TERMINATION. The term “Constructive Termination” means termination of employment by reason of Employee’s resignation for any one or more of the following events:
a.	Employee’s resignation or retirement is requested by the Company other than for Cause;
b.
A significant and material diminution in Employee’s duties and responsibilities and which diminution would degrade, embarrass or otherwise make it unreasonable for Employee to remain in the employment of the Company;

c.
Any reduction in Employee’s Base Salary from the level then in effect immediately prior to such reduction, unless such reduction is generally applicable to all similarly situated executives of the Company;

d.
Within two (2) years after a Change in Control, any requirement of the Company that Employee relocate more than 50 miles from the location at which Employee is performing the majority of his duties immediately prior to such Change in Control; or

e.
Notice by the Company of non-renewal of the Agreement contrary to the wishes of Employee, if such non-renewal would be effective prior to the expiration of the Term during which Employee attains age 65.

Notwithstanding any provision to the contrary, in order for Employee’s resignation to be deemed a Constructive Termination, (A) Employee must provide a written notice to the Company that Employee intends to terminate his employment with the Company within 60 days following the occurrence of the event that Employee claims constitutes a Constructive Termination; (B) the written notice must describe the event constituting the Constructive Termination in reasonable detail and (C) within 30 days after receiving such notice from Employee, the Company must fail to reinstate Employee to the position he was in, or otherwise cure the circumstances giving rise to the Constructive Termination.
2.07
CUSTOMER. The term “Customer” includes all persons, firms or entities that are purchasers or end-users of services or products offered, provided, developed, designed, sold or leased by the Company during the relevant time periods, and all persons, firms or entities which control, or which are controlled by, the same person, firm or entity which controls such purchase.

2.08	EFFECTIVE DATE. The Agreement becomes effective and binding as of December 31, 2008.
2.09
MERGER PROTECTION CHANGE IN CONTROL. The term “Merger Protection Change in Control” shall mean, and shall be deemed to have occurred on, the date the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby at least fifty percent (50%) but not more than sixty-six percent (66%) of the total voting power of the surviving corporation is represented by shares held by former stockholders of the Company immediately prior to such merger or consolidation.

2.10
TARGET BONUS. The term “Target Bonus” shall mean Employee’s target bonus under the Company’s annual bonus incentive plan for the fiscal year in which Termination occurs or, if the Company has not specified a target bonus for such year, for the last year in which the Company had specified such a target bonus.

2.11
TERMINATION. The term “Termination” shall mean a termination of Employee’s employment with the Company for any reason other than (i) Cause, (ii) Voluntary Resignation or (iii) by reason of death or disability. Termination includes Constructive Termination and termination at the end of any “Term” due to non-renewal or failure to extend this Agreement for any reason except for Cause or because Employee has reached age 65 prior to the end of the Term. Notwithstanding any provision hereof to the contrary, the Company shall have the right to terminate Employee’s employment at any time during the Term (including any extended term), and the Company has no obligation to deliver advance notice of termination, except such notice as is otherwise required for a termination for Cause under Section 2.02.

2.12	VOLUNTARY RESIGNATION. The term “Voluntary Resignation” means termination of employment with the Company by Employee for any reason other than Constructive Termination.
III.	DUTIES/SEPARATION BENEFITS
3.01
DUTIES. Except as otherwise provided in the Agreement, the Company hereby agrees to continue Employee in its employ, and Employee hereby agrees to remain in the employ of the Company, for the Term (as defined in Section 3.03 below). During the Term, Employee shall exercise such position and authority and perform such responsibilities as are commensurate with the position to which he is assigned and as directed by his supervisor.

3.02	BEST EFFORTS AND OTHER OBLIGATIONS OF EMPLOYEE.
a.
Employee agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company.

b.
Employee shall devote his normal and regular business time, attention and skill to the business and interests of the Company, and the Company shall be entitled to all of the benefits, profits or other issue arising from or incident to all work, services and advice of Employee performed for the Company. Such employment shall be considered “full time” employment.

c.
During the Term and after the termination of Employee’s employment for any reason, Employee agrees not to make any disparaging comments about the Company, any affiliates, or any current or former officer, director or employee of the Company or any affiliate or to take any action (or assist any person in taking any other action), in each case, that is materially adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates; provided, however, that nothing in the Agreement shall apply to or restrict in any way the communication of information by Employee to any state or federal law enforcement agency or regulatory body or require notice to the Company thereof, and Employee will not be in breach of the covenant contained above solely by reason of his testimony which is compelled by process of law. Company and its affiliates, officers and directors agree to refrain from any disparaging comments about Employee; provided, however, that nothing in the Agreement shall apply to or restrict in any way the communication of information by the Company and its affiliates, officers and directors to any state or federal law enforcement agency or regulatory body or require notice to Employee thereof, and the Company and its affiliates, officers and directors will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law. Nothing in this Section, express or implied, is intended to or shall confer upon any person other than Employee, the Company or any subsidiary or affiliate of the Company any right benefit or remedy of any nature whatsoever under or by reason of this Agreement.
3.03
TERM OF AGREEMENT. The term of the Agreement will continue for a term ending at 12:00 o’clock midnight on December 31, 2009 (the “Term”); thereafter, the Term will be automatically extended for successive terms of one (1) year commencing on December 31st of each year; unless the Company or Employee gives written notice to the other that the Agreement will not be renewed or continued after the next scheduled expiration date which is not less than one (1) year after the date that the notice of non-renewal was given. Notwithstanding the above, this Agreement will automatically expire at the end of the Term during which Employee attains age 65. Immediately upon termination of employment with the Company, Employee agrees to resign from all officer and director positions held with the Company and its affiliates.

3.04
TERMINATION WITHOUT CHANGE IN CONTROL. Notwithstanding anything herein to the contrary, the Company shall have the right to terminate Employee’s employment at any time during the Term. In the event of a Termination that does not otherwise entitle Employee to payments and benefits under Article IV, the Company shall, sixty (60) days following such Termination, or at such other time(s) specified in this Section 3.04 or Section 6.04, and in exchange for a full and complete release of claims against the Company, its affiliates, officers and directors (“Release”), pay or provide (or cause to be paid or provided) to Employee (or his designee or estate, as determined under Section 6.10, in the event of death after Termination and prior to satisfaction of the Company’s obligations in this Section 3.04):

a.	An amount equal to the sum of (i) his Base Salary and (ii) his Target Bonus.
b.
An amount equal to a prorated portion of the award for the year in which Termination occurs, if any, earned by the achievement of performance goals set under the Company’s annual bonus incentive plan and paid at the same time the Company pays bonuses to similarly situated employees under such plan, based on the number of full months of employment completed within the year of Termination.

c.
If Employee experiences a Termination on or after January 1st, but before the date on which awards are paid, if any, pursuant to achievement of performance goals set under the Company’s annual bonus incentive plan for the year immediately preceding the year in which Employee’s Termination occurs, an amount, subject to the Company’s discretion as set forth under the Company’s annual bonus incentive plan and paid at the same time the Company pays bonuses to similarly situated employees under such plan, equal to the amount Employee would have earned if Employee had remained employed with the Company until the date such awards would otherwise have been paid.

d.
The Company shall provide to Employee, Employee’s spouse and Employee’s eligible dependents for a period of one (1) full year following the date of Employee’s Termination, health care, life, accident and disability insurance which are not less than the highest benefits furnished during the term of the Agreement at a cost to Employee as if he had remained a full time employee. If Employee dies during such term, health insurance coverage will be provided to Employee’s spouse and eligible dependents until the date that is one (1) year after the date of Employee’s Termination at the same cost to Employee’s spouse and eligible dependents as the cost of such coverage charged to similarly situated employees and their dependents. If Section 6.04a. applies to the provision of any of the insurance coverage described in this Section 3.04d., then Employee shall pay the cost of such insurance premiums in the amount and for the period of time proscribed by the application of Section 6.04a., subject to reimbursement by the Company described therein.

e.
The Company’s obligation under this Section to pay or provide health care, life, accident and disability insurance to Employee, Employee’s spouse and Employee’s dependents shall be reduced when and to the extent any such benefits are paid or provided to Employee by another employer. Apart from this subparagraph, Employee shall have and be subject to no obligation to mitigate.

A sample form of Release is attached as Exhibit A. Employee acknowledges that the Company retains the right to modify the required form of the Release as the Company deems necessary in order to effectuate a full and complete release of claims against the Company, its affiliates, officers and directors. Notwithstanding any provision herein to the contrary, if Employee has not delivered to the Company an executed Release on or before the fiftieth (50th) day after the date of Termination, Employee shall forfeit all of the payments and benefits described in this Section 3.04, other than the benefit, if any, described in Section 3.04c., subject to Employee’s rights under Section 6.01b.; provided, however, that Employee shall not forfeit such amounts if the Company has not delivered to Employee the required form of Release on or before the 25th day following the date of Termination.

Nothing in this Section is intended, nor shall be deemed or interpreted, to be an amendment to any compensation, benefit or other plan of the Company. In the event of Employee’s Termination without a Change in Control, Employee is entitled only to the termination payments and benefits described in this Section 3.04 pursuant to this Agreement, without limiting rights, if any, under any other plan or arrangement. To the extent the Company’s performance under this Section includes the performance of the Company’s obligations to Employee under any other plan or under another agreement between the Company and Employee, the rights of Employee under such other plan or other agreement, which are discharged under the Agreement, are discharged, surrendered, or released pro tanto.
IV.	CHANGE IN CONTROL
4.01
EXTENSION OF TERM. The Term shall be immediately and without further action extended for a term of two (2) years following the effective date of the Change in Control and will expire at 12:00 o’clock midnight on the last day of the month following two (2) years after the Change in Control; provided, however, that if the Change in Control is solely on account of a Merger Protection Change in Control, the Term shall be extended for one (1) year following the effective date of the Merger Protection Change in Control. Thereafter, the Term will be extended for successive terms of one (1) year each, unless terminated, all in the manner specified in Section 3.03.

4.02
CHANGE IN CONTROL TERMINATION PAYMENTS AND BENEFITS. In the event Employee has a Change in Control Termination, the Company shall pay or provide (or cause to be paid or provided) to Employee all of the payments and benefits specified in Section 3.04 (the “Termination Without Change in Control” Section) at the same time and in the same manner therein specified except as amended and modified below:

a.	The salary and benefits described in Section 3.04a. will be based on an amount equal to one hundred and fifty percent (150%) of the sum of (i) his Base Salary and (ii) his Target Bonus.
b.
An amount equal to a prorated portion of the Target Bonus based on the number of full months of employment completed within the year of Change in Control Termination, instead of the benefits described in Section 3.04b. hereof.

c.
Instead of the benefits described in Section 3.04d. hereof, the Company shall provide to Employee, Employee’s spouse and Employee’s eligible dependents for a period of eighteen (18) months following the date of Employee’s Change in Control Termination, health care, life, accident and disability insurance which are not less than the highest benefits furnished during the term of the Agreement at a cost to Employee as if he had remained a full time employee. If Employee dies during such term, health insurance coverage will be provided to Employee’s spouse and eligible dependents until the date that is eighteen (18) months after the date of Employee’s Change in Control Termination at the same cost to Employee’s spouse and eligible dependents as the cost of such coverage charged to similarly situated employees and their dependents. If Section 6.04a. applies to the provision of any of the insurance coverage described in this Section 4.02c., then Employee shall pay the full cost of such insurance premiums for the period of time proscribed by the application of Section 6.04a. and subject to reimbursement by the Company described therein.

d.
The Company’s obligation under this Section to continue to pay or provide health care, life, accident and disability insurance to Employee, Employee’s spouse and Employee’s dependents shall be reduced when and to the extent any such benefits are paid or provided to Employee by another employer. Apart from this subparagraph, Employee shall have and be subject to no obligation to mitigate.

In the event of Employee’s Change in Control Termination, Employee is entitled only to the termination payments and benefits described in this Section 4.02.
The Parties agree that in the event of a Change in Control, no later than the date of, but prior to, the Change in Control, the Company shall deposit the amounts specified in Section 4.02a. and Section 4.02b. into an irrevocable grantor trust, established by the Company prior to the Change in Control with a duly authorized bank or corporation with trust powers (“Rabbi Trust”). The expenses of such Rabbi Trust shall be paid by the Company. Any amounts due to Employee under this Section 4.02 shall first be satisfied by the Rabbi Trust and the remaining obligations shall be satisfied by the Company at the same time and in the same manner described in Section 3.04.
V.	NON COMPETITION AND PROTECTION OF CONFIDENTIAL INFORMATION
5.01
CONSIDERATION. Employee recognizes and agrees that all of the businesses in which the Company is engaged are highly competitive and that the Company’s trade secrets and other confidential information, along with personal contacts, are of critical importance in securing and maintaining business prospects, in retaining the accounts and goodwill of present Customers and protecting the business of the Company.

a.
Employee, therefore, agrees that in exchange for the Company providing and continuing to provide trade secrets and other confidential information, Employee agrees to the non-competition and confidentiality obligations and covenants outlined in this Article V and that absent his agreement to these obligations and covenants, the Company will not now provide and will not continue to provide him with trade secrets and other confidential information.

b.
In addition to the consideration described in Section 5.01a., the parties agree that (i) fifteen percent (15%) of Employee’s base salary and bonus, if any, paid and to be paid to Employee and (ii) one hundred percent (100%) of the payments and benefits, including Employee’s right to receive the same, under Sections 3.04 and 4.02, as applicable, shall constitute additional consideration for the non-competition and confidentiality agreements set forth herein.

5.02
NON-COMPETITION. In exchange for the consideration described above in Section 5.01, Employee agrees that during his employment with the Company and for a period of six (6) months after he is no longer employed by the Company (unless his employment is terminated after a Change in Control with the right to receive payments and benefits under Article IV, in which event there will be no covenant not to compete and the noncompete covenants and obligations herein will terminate on the date of termination of Employee), Employee will not, directly or indirectly, either as an individual, proprietor, stockholder (other than as a holder of up to one percent (1%) of the outstanding shares of a corporation whose shares are listed on a stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers), partner, officer, employee or otherwise:

a.
work for, become an employee of, invest in, provide consulting services to or in any way engage in any business which (i) is primarily engaged in the drilling and workover of oil and gas wells within the geographical area described in this Section 5.02 and (ii) actually competes with the Company; or

b.
provide, sell, offer to sell, lease, offer to lease, or solicit any orders for any products or services which the Company provided and with regard to which Employee had direct or indirect supervision or control, within two (2) years preceding Employee’s termination of employment, to or from any person, firm or entity which was a Customer for such products or services of the Company during the two (2) years preceding such termination from whom the Company had solicited business during such two (2) years; or

c.
solicit, aid, counsel or encourage any officer, director, employee or other individual to (i) leave his or her employment or position with the Company, (ii) compete with the business of the Company, or (iii) violate the terms of any employment, non-competition or similar agreement with the Company; or

d.
directly or indirectly (i) influence the employment of, or engagement in any contract for services or work to be performed by, or (ii) otherwise use, utilize or benefit from the services of any officer, director, employee or any other individual holding a position with the Company within one (1) year after the date of termination of employment of Employee with the Company or within one (1) year after such officer, director, employee or individual terminated employment with the Company, whichever period expires earlier.

The geographical area within which the non-competition obligations and covenants of the Agreement shall apply is that territory within two hundred (200) miles of (i) any of the Company’s present offices, (ii) any of the Company’s present rig yards or rig operations and (iii) any additional location where the Company, as of the date of any action taken in violation of the non-competition obligations and covenants of the Agreement, has an office, a rig yard, a rig operation or definitive plans to locate an office, a rig operation or a rig yard or has recently conducted rig operations. Notwithstanding the foregoing, if the two hundred (200) mile radius extends into another country or its territorial waters and the Company is not then doing business in that other country, there will be no territorial limitations extending into such other country.
5.03
CONFIDENTIALITY/PROTECTION OF INFORMATION. Employee acknowledges that his employment with the Company has in the past and will, of necessity, continue to provide him with specialized knowledge which, if used in competition with the Company, or divulged to others, could cause serious harm to the Company. Accordingly, Employee will not at any time during or after his employment by the Company, directly or indirectly, divulge, disclose, use or communicate to any person, firm or corporation in any manner whatsoever any information concerning any matter specifically affecting or relating to the Company or the business of the Company. While engaged as an employee of the Company, Employee may only use information concerning any matters affecting or relating to the Company or the business of the Company for a purpose which is necessary to the carrying out of Employee’s duties as an employee of the Company, and Employee may not make any use of any information of the Company after he is no longer an employee of the Company. Employee agrees to the foregoing without regard to whether all of the foregoing matters will be deemed confidential, material or important, it being stipulated by the parties that all information, whether written or otherwise, regarding the Company’s business, including, but not limited to, information regarding Customers, Customer lists, costs, prices, earnings, products, services, formulae, compositions, machines, equipment, apparatus, systems, manufacturing procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business plans and arrangements, and sources of supply, is prima facie presumed to be important, material and confidential information of the Company for the purposes of the Agreement, except to the extent that such information may be otherwise lawfully and readily available to or known by the general public, in any case other than as a result of Employee’s breach of this covenant. Employee further agrees that he will, upon termination of his employment with the Company, return to the Company all books, records, lists and other written, electronic, typed or printed materials, whether furnished by the Company or prepared by Employee, which contain any information relating to the Company’s business, and Employee agrees that he will neither make nor retain any copies of such materials after termination of employment. Notwithstanding any of the foregoing, nothing in the Agreement shall prevent Employee from complying with applicable federal and/or state laws. Notwithstanding any of the foregoing, Employee will not be liable for any breach of these confidentiality provisions if Employee discloses any such information as required by any subpoena or other legal process or notice or in any disposition, judicial or administrative hearing, or trial or arbitration (though Employee shall, to the extent permitted, give the Company notice of any such subpoena, process, or notice and will cooperate with all reasonable requests of the Company to obtain a protective order regarding, or to narrow the scope of, the information required to be disclosed).

5.04
COMPANY REMEDIES FOR VIOLATION OF NON-COMPETITION OR CONFIDENTIALITY/PROTECTION OF INFORMATION PROVISIONS. Without limiting the right of the Company to pursue all other legal and equitable rights available to it for violation of any of the obligations and covenants made by Employee herein, it is expressly agreed that:

a.
the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the provisions of this Article V are ancillary or a part of as contemplated by TEX. BUS. & COM. CODE ANN. Sections 15.50-15.52;

b.	the consideration provided by the Company under this Agreement is not illusory;
c.
the consideration given by the Company under this Agreement, including, without limitation, the provision and continued provision by the Company of trade secrets and other confidential information to Employee, gives rise to the Company’s interest in restraining and prohibiting Employee from engaging in the unfair competition prohibited by Section 5.02 and Employee’s promise not to engage in the unfair competition prohibited by Section 5.02 is designed to enforce Employee’s consideration (or return promises), including, without limitation, Employee’s promise to not use or disclose confidential information or trade secrets; and

d.
the injury suffered by the Company by a violation of any obligation or covenant in this Article V of the Agreement will be difficult to calculate in damages in an action at law and cannot fully compensate the Company for any violation of any obligation or covenant in this Article V of the Agreement, accordingly:

(i)
the Company shall be entitled to injunctive relief without the posting of a bond or other security to prevent violations thereof and to prevent Employee from rendering any services to any person, firm or entity in breach of such obligation or covenant and to prevent Employee from divulging any confidential information; and

(ii)	compliance with the Agreement is a condition precedent to the Company’s obligation to make payments of any nature to Employee, subject to the other provisions hereof.

5.05
TERMINATION OF BENEFITS FOR VIOLATION OF NON-COMPETITION AND CONFIDENTIALITY/PROTECTION OF INFORMATION PROVISIONS. If Employee materially violates the confidentiality/protection of information and/or non-competition obligations and covenants herein or any other related agreement he may have signed as an employee of the Company, Employee agrees there shall be no obligation on the part of the Company to provide any payments or benefits (other than payments or benefits already earned or accrued) described in Section 3.04 of the Agreement, subject to the provision of Section 6.01 hereof. If Employee is terminated after a Change in Control with the right to receive payments and benefits under Article IV, there will be no withholding of benefits or payments due to a violation of the non-competition obligations hereof and Employee will not be bound by the non-competition provisions hereof.

5.06
REFORMATION OF SCOPE. If the provisions of the confidentiality and/or non-competition obligations and covenants should ever be deemed by a court of competent jurisdiction to exceed the time, geographic or occupational limitations permitted by the applicable law, such court may reform such provisions to the maximum time, geographic or occupational limitations permitted by the applicable law. Employee and the Company agree that such provisions as reformed shall be and are hereby binding and enforceable and the determination of whether Employee violated such obligation and covenant will be based solely on the limitation as reformed.

5.07
RETURN OF CONSIDERATION. Employee specifically recognizes and affirms that the non-competition obligations set out in Section 5.02 are material and important terms of this Agreement, and Employee further agrees that should all or any part of the non-competition obligations described in Section 5.02 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in a legal proceeding between Employee and the Company, the Company shall be entitled to the immediate return and receipt from Employee of all consideration described in Section 5.01b., including interest on all amounts paid to Employee under Section 5.01b. at the maximum lawful rate. For the avoidance of doubt, the parties intend that for the purposes of the preceding sentence, return of consideration by Employee shall not be required unless the Employee, or anyone acting in concert with Employee or acting on his behalf, has attempted to challenge in any way the enforceability of the non-competition obligations described in Section 4.02 in such legal proceeding, or has attempted in any way in such legal proceeding to declare Section 4.02 void, voidable or invalid.

VI.	GENERAL
6.01	INDEMNIFICATION.
a.
If Employee shall obtain a final judgment in his favor with respect to any litigation brought by Employee or the Company to enforce or interpret any provision of the Agreement, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Employee for his reasonable attorney’s fees and disbursements incurred in such litigation and hereby agrees to indemnify Employee in connection with such litigation (i) if Employee has experienced a termination of employment within two (2) years after a Change in Control, in full for all such fees and disbursements or (ii) up to a maximum of one hundred fifty thousand dollars ($150,000). Any reimbursement to Employee under this Section 6.01 shall be made no later than the end of the calendar year in which final judgment is obtained. Employee shall not be entitled to reimbursement under this Section 6.01 if he has executed a Release and the request for reimbursement relates to claims waived or released under the Release.

b.
In the event of a bona fide dispute regarding the right to, or amount of, benefits potentially payable to Employee pursuant to this Agreement, failure to timely execute a Release as described in Section 3.04 shall not cause the forfeiture of such benefits, pending a full or partial settlement of the matter between the Company and Employee or a final nonappealable judgment thereon.

6.02	INCOME, EXCISE OR OTHER TAX LIABILITY.
a.
The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

b.
Employee will be liable for and will pay all income tax liability by virtue of any payments made to Employee under the Agreement, as if the same were earned and paid in the normal course of business and not the result of a Change in Control and not otherwise triggered by the “golden parachute” or excess payment provisions of the Internal Revenue Code of the United States, which would cause additional tax liability to be imposed. Notwithstanding any contrary provisions in any plan, program or policy of the Company, if all or any portion of the benefits payable under the Agreement, either alone or together with other payments and benefits which Employee receives or is entitled to receive from the Company, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall reduce Employee’s payments and benefits payable under the Agreement to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit shall exceed the net after-tax benefit if such reduction were not made. The parachute payments reduced shall be those that provide Employee the best economic benefit and to the extent any parachute payments are economically equivalent with each other, each shall be reduced pro rata.

“Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to Employee under the Agreement, plus (ii) all other payments and benefits which Employee receives or is then entitled to receive from the Company that, alone or in combination with the payments and benefits payable under the Agreement, would constitute a “parachute payment” within the meaning of Section 280G of the Code (each such benefit hereinafter referred to as an “Additional Parachute Payment”), less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Employee (based upon the rate in effect for such year as set forth in the Code at the time of the payment under the Agreement), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code.
6.03
PAYMENT OF BENEFITS UPON TERMINATION FOR CAUSE. If the termination of Employee is not within two (2) years after a Change in Control and is for Cause, the Company will have the right to withhold all payments other than (i) what is accrued and owing under the terms of any employee benefit plan maintained by the Company, and (ii) those specified in Section 6.01; provided however, that if a final judgment is entered finding that Cause did not exist for Employee’s termination, the Company will pay all benefits to Employee to which he would have been entitled had Employee’s termination not been for Cause, plus interest on all amounts withheld from Employee at the rate specified for judgments under Article 5069-1.05 V.A.T.S. but not less than ten percent (10%) per annum. If the termination for Cause occurs within two (2) years after a Change in Control (other than a Merger Protection Change in Control) or within one (1) year after a Merger Protection Change in Control, the Company shall not have the right to suspend or withhold payments to Employee under any provision of the Agreement until or unless a final judgment is entered upholding the Company’s determination that the termination was for Cause, in which event Employee will be liable to the Company for all amounts paid, plus interest at the rate allowed for judgments under Article 5069-1.05 V.A.T.S.

6.04
SECTION 409A. The Agreement is intended to comply with the provisions of Section 409A of the Code and applicable Treasury authorities (“Section 409A”) and, wherever possible, shall be construed and interpreted to ensure that any payments that may be paid, distributed provided, reimbursed, deferred or settled under this Agreement will not be subject to any additional taxation under Section 409A. Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A:

a.
With respect to life insurance coverage, Employee shall pay the full cost of such coverage and the Company shall reimburse to Employee the amount of the cost of the coverage that is excess of the then active employee cost for such coverage. With respect to any group health plan, for the period of time during which Employee would be entitled (or would, but for this Agreement, be entitled) to continuation coverage under a group health plan of the Company under Section 4980B of the Code if Employee elected such coverage and paid the applicable premiums (generally, 18 months), Employee shall pay the then active employee cost of the benefits as determined under the then current practices of the Company on a monthly basis, and thereafter, Employee shall pay the full cost of the benefits as determined under the then current practices of the Company on a monthly basis, provided that the Company shall reimburse Employee the excess of costs, if any, above the then active employee cost for such benefits. Any reimbursements by the Company to Employee required under this paragraph shall be made on a regular, periodic basis within thirty (30) days after such reimbursable amounts are incurred by Employee; provided that, before such reimbursement, Employee has submitted or the Company possesses the applicable and appropriate evidence of such expense(s). Any reimbursements provided during one taxable year of Employee shall not affect the expenses eligible for reimbursement in any other taxable year of Employee (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in Section 105(b) of the Code) and the right to reimbursement under this paragraph shall not be subject to liquidation or exchange for another benefit or payment.

b.
Notwithstanding anything herein to the contrary, if Employee is a “specified employee,” as such term is defined in Section 409A, at the time of his termination of employment, any payments, reimbursements or benefits payable as a result of Employee’s Termination or Change in Control Termination shall not be payable before the earlier of (i) the date that is six months after Employee’s Termination or Change in Control Termination, as applicable, (ii) the date of Employee’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. Any payments or reimbursements that otherwise would have been paid following Employee’s Termination and that are subject to this delay of payment under Section 409A shall, during such delay period, be accumulated and paid in a lump sum at the earliest date which complies with the requirements of Section 409A. In the case of a Change in Control Termination, such amounts shall be accumulated in the grantor trust as provided in Section 4.02 and paid in a lump sum as provided in Section 4.02, at the earliest date which complies with the requirements of Section 409A.

c.
Employee and the Company agree that no revision of the Agreement intended to comply with the terms of Section 409A and to avoid imposition of the applicable tax thereunder shall be deemed to adversely affect Employee’s rights or benefits in the Agreement.

d.
The Parties agree to cooperate to the fullest extent in pursuit of any available corrective relief, as provided under the terms of Internal Revenue Service Notice 2008-113 or any corresponding subsequent guidance, from the Section 409A additional income tax and premium interest tax.

6.05
REFORMATION DUE TO LAW DEVELOPMENTS. Employee acknowledges that the Company’s tax consequences as a result of Employee’s compensation under this Agreement are of significant interest to the Company and that developments involving relevant tax laws, rules and regulations could unfavorably impact the Company’s tax consequences. Employee agrees that he is obligated to consider in good faith any proposal by the Company to revise or reform his compensation structure hereunder if the Company advises Employee that such compensation structure has or will result in unfavorable tax consequences to the Company.

6.06
NON-EXCLUSIVE AGREEMENT. The specific arrangements referred to herein are not intended to exclude or limit Employee’s participation in other benefits available to Employee or personnel of the Company generally, or to preclude or limit other compensation or benefits as may be authorized by the Board at any time, or to limit or reduce any compensation or benefits to which Employee would be entitled but for the Agreement. Employee shall have no rights or interest under any other plans, policies or arrangements of the Company providing severance pay, including, but not limited, to the Pride International, Inc. Change in Control Severance Plan.

6.07
NOTICES. Notices, requests, demands and other communications provided for by the Agreement shall be in writing and shall either be personally delivered by hand or sent by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid, properly packaged, addressed and deposited in the United States Postal System; (ii) via facsimile transmission or electronic mail if the receiver acknowledges receipt; or (iii) via Federal Express or other expedited delivery service provided that acknowledgment of receipt is received and retained by the deliverer and furnished to the sender, if to Employee, at the last address he has filed, in writing, with the Company, or if to the Company, to its Corporate Secretary at its principal executive offices.

6.08
NON-ALIENATION. Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under the Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Employee lives, no person, other than the Parties hereto, shall have any rights under or interest in the Agreement or the subject matter hereof. Upon the death of Employee, his beneficiary designated under Section 6.10 or, if none, his executors, administrators, devisees and heirs, in that order, shall have the right to enforce the provisions hereof, to the extent applicable.

6.09
ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement of the Parties with respect of the subject matter hereof. The Prior Agreement is hereby superseded and revoked by execution of the Agreement. No provision of the Agreement may be amended, waived, or discharged except by the mutual written agreement of the Parties. The consent of any other person(s) to any such amendment, waiver or discharge shall not be required.

6.10
SUCCESSORS AND ASSIGNS. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, by operation of law or otherwise, including, without limitation, any corporation or other entity or persons which shall succeed (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company will require any successor, by agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform the Agreement. Except as otherwise provided herein, the Agreement shall be binding upon and inure to the benefit of Employee and his legal representatives, heirs and assigns; provided, however, that in the event of Employee’s death prior to payment or distribution of all amounts, distributions and benefits due him hereunder, if any, each such unpaid amount and distribution shall be paid in accordance with the Agreement to the person or persons designated by Employee to the Company to receive such payment or distribution and if Employee has made no applicable designation, to his estate. If the Company should split, divide or otherwise become more than one entity, all liability and obligations of the Company shall be the joint and several liability and obligation of the parties.

6.11
GOVERNING LAW. Except to the extent required to be governed by the laws of the State of Delaware because the Company is incorporated under the laws of said State, the validity, interpretation and enforcement of the Agreement shall be governed by the laws of the State of Texas.

6.12	VENUE. To the extent permitted by applicable state or federal law, venue for all proceedings hereunder will be in the U.S. District Court for the Southern District of Texas, Houston Division.
6.13	HEADINGS. The headings in the Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of the Agreement.
6.14
SEVERABILITY; PARTIAL INVALIDITY. If any part, provision, portion or section of the Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of the Agreement shall be unaffected thereby, shall remain in full force and effect and shall be binding upon the parties hereto, and the Agreement will be construed to give meaning to the remaining provisions of the Agreement in accordance with the intent of the Agreement.

6.15	COUNTERPARTS. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together constitute one and the same instrument.

6.16
NO WAIVER. Employee’s or the Company’s failure to insist upon strict compliance with any provision of the Agreement or the failure to assert any right Employee or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of the Agreement.

6.17
TERMS OF EQUITY AWARDS. The Company agrees that during and after the term of this Agreement, the provisions of any equity award between Employee and the Company, whether outstanding at the Effective Date or subsequently awarded, shall be deemed modified by the express provisions of this Agreement pertaining to equity awards including, but not limited to, for purposes of determining whether a stock option award is forfeited due to “serious misconduct,” serious misconduct shall be determined in accordance with the standards and definition of “Cause” as defined herein.

IN WITNESS WHEREOF, Employee has hereunto set his hand and, pursuant to the authorization from its Board and the Compensation Committee of such Board, the Company has caused these presents to be executed in its name and on its behalf.
EXECUTED in multiple originals and/or counterparts as of the date set forth below.

Brady K. Long

Date:

ATTEST:	PRIDE INTERNATIONAL, INC.

By:
W. Gregory Looser Senior Vice President - Legal, Information Strategy and General Counsel		Louis A. Raspino President and Chief Executive Officer
	Date:	December 31, 2008

EXHIBIT A
Waiver And Release
Pursuant to the terms of my Separation Agreement with Pride International, Inc. effective December 31, 2008, and in exchange for the payment of $_____  which is the cash amount payable pursuant to [Section  _____] of the Agreement and benefits as provided in [Section  _____] of the Agreement, as applicable (the “Separation Benefits”), I hereby waive all claims against and release (i) Pride International, Inc. and its directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Affiliates”), and (iii) the Company’s and its Affiliates’ employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates other than amounts due pursuant to [Section  _____] of the Agreement, rights under [Section  _____] of the Agreement and rights and benefits I am entitled to under the Benefit Plans. (The Company, its Affiliates and the Benefit Plans are sometimes hereinafter collectively referred to as the “Released Parties.”)
I understand that signing this Waiver and Release is an important legal act. I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Separation Benefits, I must sign (and return to the Company) this Waiver and Release before I will receive the Separation Benefits. I acknowledge that I have been given at least [_____] days to consider whether to accept the Separation Benefits and whether to execute this Waiver and Release.
In exchange for the payment to me of the Separation Benefits, (1) I agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code §21.001 et. seq.; the Texas Labor Code; claims in connection with workers’ compensation, retaliation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold minimum amount of any taxes required by federal or state law from the Separation Benefits otherwise payable to me.

A-1

Notwithstanding the foregoing, I do not release and expressly retain (a) all rights to indemnity, contribution, and a defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement; and (b) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan.
I acknowledge that payment of the Separation Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor its Affiliates have promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.
I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh day by [Name and/or Title], [address], facsimile number:  _____, in which case the Waiver and Release will not become effective. If I timely revoke my acceptance of this Waiver and Release, the Company shall have no obligation to provide the Separation Benefits to me. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.
Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.

A-2

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release.

Employee’s Printed Name	Company’s Representative

Employee’s Signature	Company’s Execution Date

Employee’s Signature Date

A-3